Exhibit 99.1

ENNIS RENEWS BANKING FACILITY
FOR IMMEDIATE RELEASE
     (Midlothian, Texas) August 20, 2009 — Ennis, Inc. (the “Company”), (NYSE: EBF), reported today that the Company has entered into the Second Amended and Restated Credit Agreement with a syndicate of lenders led by Bank of America, N.A. (the “Facility”). The Facility provides Ennis, Inc. and its subsidiaries (the “Company”) with up to $150 million in revolving credit, which the Company may increase to $200 million in certain circumstances. The Facility matures on August 18, 2012 and contained no material modifications to the covenants of the existing credit agreement The Company currently has approximately $42 million in cash, $74 million outstanding under its current credit facility, leaving available cash resources of approximately $116 million. The Company has filed a Form 8-K with the Securities and Exchange Commission relating to this transaction, and reference is made thereto for further information with respect to this transaction.
About Ennis
Ennis, Inc. (www.ennis.com) is primarily engaged in the production of and sale of business forms, apparel and other business products. The Company is one of the largest private-label printed business product suppliers in the United States. Headquartered in Midlothian, Texas, the Company has production and distribution facilities strategically located throughout the United States of America, Mexico and Canada, to serve the Company’s national network of distributors. The Company, together with its subsidiaries, operates in two business segments: the Print Segment (“Print”) and Apparel Segment (“Apparel”). The Print Segment is primarily engaged in the business of manufacturing and selling business forms, other printed business products, printed and electronic media, presentation products, flex-o-graphic printing, advertising specialties and Post-it® Notes, internal bank forms, secure and negotiable documents, envelopes and other custom products. The Apparel Segment manufactures T-Shirts and distributes T-Shirts and other active-wear apparel through six distribution centers located throughout North America.
For Further Information Contact:

Mr. Keith Walters, Chairman, Chief Executive Officer and President
Mr. Michael Magill, Executive Vice President
Mr. Richard L. Travis, Jr., Chief Financial Officer
Ennis, Inc.
2441 Presidential Parkway
Midlothian, Texas 76065
Phone: (972) 775-9801
Fax: (972) 775-9820
www.ennis.com